Exhibit 99.1

Resignation of President John Robinson

SAVANNAH, GA – September 2, 2011 – TMX Finance LLC announced today that its President, John Robinson, has decided to resign at the beginning of 2012 after serving as the Company’s COO from 2004-2007 and President since 2008. Mr. Robinson’s employment contract expires on December 31, 2011, and he has decided not to renew his contract so he can spend more time with his family. Mr. Robinson will continue to serve as a member of the Company’s Board of Managers. The Company has begun its search for a new President.

Commenting on today’s announcement, the Company’s Chief Executive Officer, Tracy Young, said: “During his tenure at the Company, John has helped lead the Company into its position as one of the leading consumer financial service companies in the U.S. We are grateful for his contributions and are pleased that John will continue to serve on our Board of Managers. As John will continue in this role, the possibility remains open for him to return to the Company in some capacity in the future.”

About TMX Finance LLC

TMX Finance LLC is a $400 million consumer finance company that originates and services automobile title loans through more than 700 stores in 12 states using its TitleMax, TitleBucks and EquityAuto Loan brands.

For additional information regarding the Company and the services it provides, visit the Company’s website located at http://www.titlemax.biz.

Investor Relations Contact

Investors@titlemax .biz